Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial Officer
503-653-4573
Release:	Immediately

Blount Announces 2009 First Quarter Results

•                  First quarter sales decreased by 12.5% from the first quarter of 2008

•                  Operating Income of $7.6 million in the first quarter of 2009 including a charge of $5.0 million for plant closure and restructuring

•                  Maturity of Revolving Credit Facility extended to August 2010

PORTLAND, OR, May 1, 2009:  Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the first quarter ended March 31, 2009.

Results for the Quarter Ended March 31, 2009

The Company’s sales in the first quarter were $116.5 million, compared to $133.2 million in 2008, a 12.5% decrease. The year-over-year decrease in sales reflects the continued effect of weak market conditions caused by the worldwide recession.   Sales at the Outdoor Products segment decreased by 19.9% from last year’s first quarter, excluding the sales contributed from the Carlton acquisition that occurred in May 2008.  Operating income in this year’s first quarter was $7.6 million compared to $16.7 million in last year’s first quarter. This year’s first quarter operating income includes a charge of $5.0 million related to the previously announced closure of our Milan, Tennessee facility and other employee headcount reductions.  Operating income declined by approximately 28% from the first quarter of 2008, exclusive of these restructuring charges.

First quarter income from continuing operations was $1.0 million ($0.02 per diluted share) compared to $6.9 million ($0.14 per diluted share) in last year’s first quarter. The decrease in net income is a result of lower year-over-year sales volumes, higher steel costs and higher restructuring costs. The restructuring costs resulted in a $2.8 million ($0.06 per diluted share) reduction to first quarter 2009 net income.  Company debt at the end of the first quarter was $340.0 million and cash on hand was $59.4 million. On April 30, 2009 we entered into an amendment to modify the terms of our credit agreement with General Electric Capital Corporation (“GECC”), including an extension of the maturity until August 2010 and a reduction in the amount available to $90 million.  The Company reduced the revolving credit facility size from $150 million to better match current working capital needs and to avoid costs related to maintaining excess revolver capacity.  As of March 31, 2009, we had $45.5 million drawn on our revolving credit facility.

  Commenting on the first quarter results, James S. Osterman, Chairman and Chief Executive Officer, stated: “In the first quarter, we continued to feel the effects of the global economic environment on our Company. Although the month-to-month sales trends have stabilized, we are still below the sales levels of one year ago. The stronger U.S. Dollar and the state of global credit markets have reduced the sales order flow, particularly from our international customers.  During this slowdown, we are managing costs through reduced employee headcount, implementation of cost-cutting measures and elimination of duplicate capacity through the permanent closure of our Milan, Tennessee production facility.  We expect efficiency gains from this plant closure worth $3 million to $4 million on an annual basis once all production has been moved to our other facilities.

“We continue to expect 2009 to be a challenging year for the Company and expect sales to be below 2008 levels until the fourth quarter.  We remain encouraged by good retail sell through by our customers as they reduce inventories. As customer inventories become more balanced with market demand in the second half of the year, we anticipate that the Company will see an increase in sales orders from current levels.

“In addition to our cost control actions, we took steps to improve our liquidity profile by extending our revolving credit facility with GECC and right-sizing the revolver borrowing capacity. These measures are expected to allow us to weather the current economic downturn and enable us to be a stronger company when the economy recovers.”

Outdoor Products Segment

The Outdoor Products segment’s first quarter sales were $111.4 million compared to $126.2 million in 2008. As reported, year-over-year sales decreased by 11.7%, and were down 19.9% exclusive of the sales contributed from the Carlton acquisition. Segment sales in international markets were down 25.9% from last year, excluding Carlton, reflecting a broad based volume driven sales downturn outside the United States.  Sales into both the OEM (9%) and replacement markets (13%) declined from last year’s first quarter. Sales volume reductions also reflect adoption of a more conservative stance when extending credit to customers in certain geographies during the current economic downturn.  Selling price increases put in place during 2008 to offset rising commodity costs partially offset the volume and foreign exchange driven decline in overall Outdoor Products sales:

% Change in Sales from Prior Year:
Unit Volume	(15.0)%
Selling Price/Mix	+5.6%
Foreign Exchange	(2.3)%
Total	(11.7)%

Sales order backlog for the segment was $81.4 million at the end of this year’s first quarter compared to $83.4 million in the comparable period last year and $98.9 million as of December 31, 2008.  Carlton backlog was $20.6 million and $31.2 million at March 31, 2009 and December 31, 2008, respectively.

Segment contribution to operating income was $16.5 million in the first quarter compared to $22.1 million in the comparable period of 2008.  The decline in contribution reflects the effect of lower unit volumes and higher steel costs.  Steel costs were up on a year-over-year basis within the segment by approximately $4.1 million. Higher selling prices, a better product mix and improved foreign exchange rates on reported results partially offset the negative leverage of unit volume declines and steel costs. The key drivers of the contribution margin decline are illustrated below:

Change in Segment Contribution Margin from Last Year:
2008 Contribution Margin	17.5%
Increase/(Decrease)
Unit Volume	(5.2)%
Selling Price/Mix	+4.4%
Costs/Mix	(3.8)%
Foreign Exchange	+1.9%
Total Change	(2.7)%
2009 Contribution Margin	14.8%

Corporate and Other

In the first quarter, corporate and other incurred a loss of $8.9 million compared to a loss of $5.4 million last year. The primary driver of the increased loss compared to the first quarter of 2008 was the $4.1 million of increased restructuring charges in this year’s first quarter. These results include a slight reduction in profit from sales of gear components offset by a reduction in corporate expenses. The reduction in corporate expense reflects reduced stock compensation expense partially offset by higher pension expense caused by a market-based reduction in pension asset values.

2009 Financial Outlook

The Company’s outlook for fiscal 2009 is for sales to be near the lower end of the range ($510 million to $560 million) we previously provided. The decline is expected to continue to be driven by lower international sales volume, along with softer U.S. sales. Operating income is also expected to be near the lower end of our range ($65 million to $75 million). In our outlook, we are assuming that sales will improve from the levels experienced in the first quarter but still lag last year by approximately 15% for the last three quarters of this year. Additionally, we are assuming that economic conditions will improve during the second half of this year.  Cash flow available for debt repayment is expected to be between $22 million and $27 million for the full year of 2009.  The effective income tax rate for 2009 is estimated to be between 39% and 41%.

Blount International, Inc. is an international company operating one principal business segment, the Outdoor Products segment.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995,  are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.  In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as the uncertainty of the current global economic situation.  To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended March 31
(In thousands, except per share data)	2009	2008
Sales	$116,524	$133,207
Cost of sales	78,734	90,729
Gross profit	37,790	42,478
Selling, general and administrative expenses	25,171	24,856
Plant closure and severance costs	5,039	953
Operating income	7,580	16,669
Interest expense, net of interest income	(5,829)	(6,470)
Other income (expense), net	(13)	87
Income from continuing operations before income taxes	1,738	10,286
Provision for income taxes	781	3,397
Income from continuing operations	957	6,889
Loss from discontinued operations, net	—	(53)
Net income	$957	$6,836

Basic income per share:
Continuing operations	$0.02	$0.14
Discontinued operations	—	—
Basic income per share:	$0.02	$0.14
Diluted income per share:
Continuing operations	$0.02	$0.14
Discontinued operations	—	—
Diluted income per share:	$0.02	$0.14
Shares used for per share computations (in 000’s):
Basic	47,739	47,303
Diluted	48,180	48,096

Condensed Consolidated Balance Sheets	Mar. 31,	Dec. 31,
(In thousands)	2009	2008
Assets:
Cash and cash equivalents	$59,404	$58,275
Accounts receivable, net	68,283	75,555
Inventory	95,136	90,302
Other current assets	21,984	20,432
Property, plant and equipment, net	116,857	119,749
Other assets	138,002	135,371
Total assets	$499,666	$499,684
Liabilities:
Current maturities of long-term debt	$1,231	$31,981
Other current liabilities	68,544	84,597
Long-term debt, net of current maturities	338,731	293,539
Other liabilities	135,041	133,087
Total liabilities	543,547	543,204
Stockholders’ deficit	(43,881)	(43,520)
Total liabilities and stockholders’ deficit	$499,666	$499,684

Segment Information	Three Months Ended March 31
(In thousands)	2009	2008
Sales:
Outdoor Products	$111,419	$126,227
Other	5,105	6,980
Total sales	$116,524	$133,207
Operating income:
Outdoor Products	$16,490	$22,051
Other	(8,910)	(5,382)
Operating income	$7,580	$16,669